Exhibit 8.2

To: Expro Group Holdings N.V.	Allen Overy Shearman Sterling LLP Apollolaan 15 1077 AB Amsterdam The Netherlands PO Box 75440 1070 AK Amsterdam The Netherlands

Tel	+31 (0) 20 674 1000
Fax	+31 (0) 20 674 1111

Amsterdam, 17 April 2026

Dear addressee,

We have received instructions from Expro Group Holdings N.V. (the Company) as our client to provide a Dutch tax opinion in connection with the filing of the Registration Statement with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

This opinion letter relates solely to (i) the laws of The Netherlands (including any European Union law directly applicable in The Netherlands) as applied by the Dutch courts and published and in force as at the date of this tax opinion and (ii) the matters expressly covered in this opinion. We have no obligation to notify the Company of any change in Dutch law or its application after the date of this opinion letter.

We express no opinion on matters of fact. In rendering this opinion letter, we have reviewed and relied upon a draft of the Registration Statement. We have not reviewed any documents incorporated by reference or referred to in the Registration Statement and our opinion does not extend to such documents. We have not investigated or verified any factual matter disclosed to us in the course of our review. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representation, warranty or other statement contained in the Registration Statement, other than as specifically referred to herein. We express no opinion on any Dutch tax matters other than those specifically addressed in this opinion.

Capitalised terms used in this opinion letter have the following meanings:

“Dutch Tax Section”	The statements contained in the Registration Statement under the header “Material Dutch Tax Considerations”, excluding the introduction and exceptions in the first paragraphs thereof

“Registration Statement”	The Company’s registration statement on Form S-4 filed or to be filed with the SEC in the form reviewed by us

“SEC”	The United States Securities and Exchange Commission

Allen Overy Shearman Sterling LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy  Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD and at the above address.

Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Chicago, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), London, Los Angeles, Luxembourg, Madrid, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

In this opinion, Dutch law legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the English terms. In this Dutch tax opinion, any references to "The Netherlands" or "Dutch" are references to the European part of the Kingdom of the Netherlands. In this opinion we express our "opinion" as to certain matters referred to herein. For the purposes hereof, any reference to "opinion" or words of similar import means that our assessment is based on our professional experience and the relevant legal sources, if any are available, and subject to the assumptions and qualifications made herein. Any such expression is to be understood as an assessment based on our analysis of the law as it is applied and interpreted by courts and legal sources (to the extent such court applications and interpretations or sources are published) but must not be understood or construed as a guarantee of any specific outcome.

This Dutch tax opinion (specifically any non-contractual rights and obligations arising out of or in connection with this Dutch tax opinion) is governed by and is to be construed in accordance with Dutch law and the courts of Amsterdam. The Netherlands have exclusive jurisdiction in respect of any dispute or matter arising out of or in connection with this Dutch tax opinion.

For the purposes of this opinion letter we assume that:

a.	the Registration Statement has been or will be declared effective by the SEC in the form reviewed by us;

b.	all factual information, matters, documents or events relevant to the Company and any other parties and the transactions described in the Registration Statement have been disclosed to us for the purpose of giving this opinion and can be relied upon by us as true and accurate in all respects;

c.	any information, descriptions, representations or assumptions as to matters of fact contained in the Registration Statement are and will continue to be, true, correct and complete; and

d.	nothing in this opinion is affected by the provisions of any law other than the tax laws of the Netherlands and the laws of the European Union as it affects Dutch tax law or by any document other than the Registration Statement;

Based upon and subject to the foregoing, we express the following opinion:

Dutch Tax Section

The information with respect to Dutch taxation set forth in the Dutch Tax Section is in all material aspects a fair and accurate summary of the Dutch taxation positions referred to therein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to Allen Overy Shearman Sterling LLP, Amsterdam office, in the Registration Statement under the header “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Allen Overy Shearman Sterling LLP

Allen Overy Shearman Sterling LLP

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